Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASE IN SALES AND EARNINGS FOR ITS THIRD QUARTER 2015

Ocala, FL—September 16, 2015—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings results for its third quarter ended August 1, 2015. Sales for third quarter 2015 were up 32% to $7,059,263 as compared to $5,346,639 recorded in third quarter 2014. Income from operations was $787,272 versus $289,126 last year. Net income after taxes was $746,770 as compared to $252,268 last year. The net income after taxes for third quarter 2015 included a $89,053 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share were $.18 per share compared to $.06 per share last year.

For the first nine months of fiscal 2015, sales were up 29% to $19,342,181 as compared to $14,969,094 for the first nine months of 2014. Income from operations was $1,872,811 versus $678,940 last year. Net income after taxes was $1,907,111 compared to $640,570 last year. The net income after taxes for the first nine months of 2015 included a $146,403 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share were $0.47 per share compared to $.16 per share last year.

Nobility’s financial position for the first nine months of 2015 remains very strong with cash and cash equivalents and short term investments of $15,120,660 and no outstanding debt. Working capital is $24,648,017 and our ratio of current assets to current liabilities is 9.5:1. Stockholders’ equity is $38,252,243 and the book value per share of common stock increased to $9.46.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. is improving; however, our sales and earnings continue to be affected by the challenging housing environment, the uncertainty of the U.S. and world economy, employment levels, consumer confidence and, in particular, the lack of available retail and wholesale financing. Constrained consumer credit and the lack of lenders in the industry, partly as a result of an increase in government regulations, have limited many affordable manufactured housing buyers from purchasing homes.

Our 48 years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.

We understand that during this uncertain economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position.”

The Company has specialized for 48 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, the Company is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	August 1, 2015	November 1, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,625,225	$14,116,412
Short-term investments	495,435	496,444
Accounts receivable - trade	2,975,946	2,141,468
Mortgage notes receivable, current	8,247	7,126
Income tax receivable	335	5,964
Inventories	6,206,930	5,516,540
Pre-owned homes, current	1,669,436	2,839,203
Prepaid expenses and other current assets	979,137	286,990
Deferred income taxes	576,193	508,633

Total current assets	27,536,884	25,918,780
Property, plant and equipment, net	3,928,940	3,957,071
Pre-owned homes	2,849,020	1,711,000
Mortgage notes receivable, long term	179,248	180,800
Other investments	2,211,287	2,751,663
Deferred income taxes	1,419,807	1,487,367
Cash surrender value of life insurance	2,859,637	2,765,137
Other assets	156,287	156,287

Total assets	$41,141,110	$38,928,105

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$590,344	$502,259
Accrued compensation	269,361	320,502
Accrued expenses and other current liabilities	763,998	526,296
Customer deposits	1,265,164	1,029,088

Total current liabilities	2,888,867	2,378,145

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,649,651	10,643,866
Retained earnings	36,484,793	34,577,682
Accumulated other comprehensive income	280,581	281,590
Less treasury stock at cost, 1,320,338 shares in 2015 and 1,303,363 shares in 2014	(9,699,273)	(9,489,669)

Total stockholders’ equity	38,252,243	36,549,960

Total liabilities and stockholders’ equity	$41,141,110	$38,928,105

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$7,059,263	$5,346,639	$19,342,181	$14,969,094
Cost of goods sold	(5,495,061)	(4,286,471)	(15,067,042)	(12,059,098)

Gross profit	1,564,202	1,060,168	4,275,139	2,909,996
Selling, general and administrative expenses	(776,930)	(771,042)	(2,402,328)	(2,231,056)

Operating income	787,272	289,126	1,872,811	678,940

Other income (loss):
Interest income	10,437	11,099	40,409	39,113
Undistributed earnings in joint venture - Majestic 21	37,212	34,105	106,027	105,913
Losses from investments in retirement community limited partnerships	(89,053)	(96,668)	(146,403)	(231,355)
Miscellaneous	1,030	15,464	39,896	48,817

Total other income (loss)	(40,374)	(36,000)	39,929	(37,512)

Income before provision for income taxes	746,898	253,126	1,912,740	641,428
Income tax expense	(128)	(858)	(5,629)	(858)

Net income	746,770	252,268	1,907,111	640,570
Other comprehensive income (loss)
Unrealized investment gain (loss)	28,035	21,306	(1,009)	26,129

Comprehensive income	$774,805	$273,574	$1,906,102	$666,699

Weighed average number of shares outstanding:
Basic	4,048,554	4,059,922	4,058,106	4,058,677
Diluted	4,048,994	4,062,024	4,058,540	4,060,244
Net income per share:
Basic	$0.18	$0.06	$0.47	$0.16
Diluted	$0.18	$0.06	$0.47	$0.16